Exhibit 11

                 DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                   THREE AND NINE MONTHS ENDED APRIL 27, 1996
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

                                                                       Three Months Ended                   Nine Months Ended
                                                                         Apr. 27, 1996                        Apr. 27, 1996
                                                                         -------------                        -------------
                                                                                       Fully                                 Fully
                                                                    Primary           Diluted            Primary            Diluted
                                                                    -------           -------            -------            -------

Reconciliation  of net income per
statement of income to amount
used in earnings per share computation:

Net Income .............................................         $  782,820         $  782,820         $1,945,447         $1,945,447

Assumed  reduction  of -
     Interest  on  short-term  debt,
     net of tax  effect on
     application  of  assumed
     proceeds  from  exercise  of
     options  subject to
     limitations under the Modified
     Treasury Stock method .............................              7,358              6,217             45,808             28,843
                                                                      -----              -----             ------             ------

Net income, as adjusted ................................         $  790,178         $  789,037         $1,991,255         $1,974,290
                                                                 ==========         ==========         ==========         ==========

Reconciliation of weighted average
number of shares  outstanding to
amount used in earnings per share
computation:

Weighted average number of shares
       outstanding: ....................................          4,349,517          4,349,517          4,278,380          4,278,380


 Add - shares issuable from assumed
       exercise of options subject to
       limitations under the Modified
       Treasury Stock method ...........................          1,100,155          1,100,155          1,114,627          1,114,627
                                                                  ---------          ---------          ---------          ---------

Weighted average number of shares
       outstanding as adjusted .........................          5,449,672          5,449,672          5,393,007          5,393,007
                                                                  =========          =========          =========          =========

Net income per common share ............................         $      .14         $      .14         $      .37         $      .37
                                                                 ==========         ==========         ==========         ==========

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The Company utilized the Modified Treasury Stock method for computing net income per common share. Under this method, the funds obtained by the assumed exercise of all options and warrants were applied to repurchase common stock at the average market price but limited to an amount of repurchased shares to not greater than 20 percent of the then outstanding actual common shares. Any assumed funds still available after the repurchase of 20 percent of outstanding actual common shares were assumed to be utilized to reduce the existing short-term debt. The adjustment to net income has been shown net of tax effect.


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